Exhibit 99.1

BioTime, Inc. Subsidiary OncoCyte Corporation Expands Clinical Development of Bladder Cancer Diagnostic by Initiating a Large Multi-Site Clinical Trial

- PanC-Dx™ Markers to be Tested on Over 1,000 Patient Samples from Urology Clinics Located Throughout United States-

ALAMEDA, Calif.--(BUSINESS WIRE)--July 31, 2014--BioTime, Inc. (NYSE MKT: BTX) and its subsidiary OncoCyte Corporation today announced that OncoCyte has expanded the clinical development of its urine-based bladder cancer diagnostic test by initiating a multi-site clinical trial. The trial, which will involve up to 1,200 patient samples obtained from at least four large urology clinics located throughout the United States, has received Institutional Review Board (IRB) approval at multiple sites and should begin enrolling patients within the next week. OncoCyte’s initial clinical study of its bladder cancer diagnostic test began in January and involves pathology specimens being collected at a leading medical institution with an international reputation for excellence and discovery. The multi-site clinical trial, which has been initiated in part due to positive interim data from the ongoing study in pathology specimens, is designed to expand the potential use of the PanC-Dx™ bladder cancer test beyond pathology laboratories and into urologic practices at the point of cystoscopy. Cystoscopy along with urine cytopathology, are the standard methods utilized for bladder cancer screening and diagnosis. The multi-site clinical trial should be completed within 12 months.

The goal of the current clinical trial is to compare the performance of OncoCyte’s proprietary PanC-Dx™ bladder cancer markers to the performance of cystoscopy. Investigators in the trial are collecting urine samples from patients undergoing cystoscopy for the diagnosis of either primary or recurrent bladder cancer. Cystoscopy and biopsy results will be compared with the results of OncoCyte’s proprietary diagnostic test panel in determining the overall performance of the PanC-Dx™ markers. PanC-Dx™ is a class of non-invasive cancer diagnostics based on OncoCyte’s proprietary set of cancer markers discovered by OncoCyte scientists through an analysis of broad gene expression patterns in numerous cancer types. The performance of the test in detecting the absence, presence, or progression of urothelial carcinoma in patients will determine the specific nature of the bladder cancer diagnostic to be developed and the regulatory approval pathway that OncoCyte will pursue.

“A urine-based test that accurately discriminates between cancer and benign disease would be of great value. I look forward to working with OncoCyte in helping to develop such a test,” said Neal Shore, M.D., Study Investigator and Medical Director of the Carolina Urologic Research Center (CURC), an independent research arm of Atlantic Urology Clinics in Myrtle Beach, South Carolina. Under the direction of Dr. Shore, CURC conducts phase I - IV drug, biotechnology and device trials focusing on urological diseases. CURC has been recognized both nationally and internationally as one of the most progressive, well-organized, and respected clinical research sites in the United States.

Urothelial carcinoma (UC) constitutes more than 90% of bladder cancers in the Americas, Europe and Asia. Although most patients with bladder cancer can be treated with organ-sparing chemotherapy, UC has a relapse rate of nearly 70% and can progress to invasive, metastatic, and lethal disease. The regular surveillance and treatment of recurrent disease from the time of diagnosis for the remainder of a patient’s life makes UC the most costly malignancy on a per patient basis. The problem is amplified because the two standard methods for surveillance - microscopic assessment of urinary cytology specimens and bladder cystoscopy– possess significant limitations with respect to both performance and cost. Although urine cytology does have a very high positive predictive value (low false positive rate), it has a low negative predictive value and a high indeterminate rate. Patients who have indeterminate urine cytology results commonly undergo cystoscopy, which is painful, time consuming, costly, and unnecessary in many cases since a neoplasm is often not present. In UC, as in virtually all other cancers, earlier and more accurate diagnosis, including diagnosis of disease recurrence, is generally associated with better outcomes and lower cost.

Overall markets for bladder cancer diagnostics are large and growing. Based on National Cancer Institute statistics released in 2012, it was estimated that in 2013 over 72,000 new cases of bladder cancer would occur in the United States and a total of over 550,000 men and women alive would have a history of bladder cancer and be subject to recurrence surveillance testing using cystoscopy or urine cytology. Given this large and growing clinical population, as well as the limitations of current diagnostic methods, a non-invasive and effective bladder cancer screening test could have a significant market opportunity.

“High performing, non-invasive cancer screening diagnostic tests have multiple potential users. In the case of our urine-based bladder cancer diagnostic, we believe urologists and pathologists would be the major adopters of the test. In order to gain test adoption, we believe it is critical to not only generate valid clinical performance data, but also to integrate each user group into clinical trials so specific user needs can be engineered into the ultimate product. The first clinical study of our bladder cancer diagnostic that started earlier this year focused on integrating the needs of the pathologist into the test. This second study now aims to integrate the needs of the urology community into the test. We believe this strategy will result in a product that will be rapidly adopted as it will fit unmet, real-world clinical needs,” said Joseph Wagner, PhD, OncoCyte’s Chief Executive Officer.

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About OncoCyte Corporation

OncoCyte, a majority-owned subsidiary of BioTime, Inc., is developing novel products for the diagnosis and treatment of cancer in order to improve the quality and length of life of cancer patients. Based on large unmet need, market size, and data generated thus far from patient sample screening, OncoCyte is initially focusing its efforts on developing PanC-Dx™ diagnostic products for use in detecting breast, bladder, and lung cancers. PanC-Dx™ is a class of non-invasive cancer diagnostics based on a proprietary set of cancer markers characterized, in part, by broad gene expression patterns in numerous cancer types. The PanC-Dx™ biomarkers were discovered as a result of ongoing research within OncoCyte and BioTime on the gene expression patterns associated with embryonic development. This research has demonstrated that many of the same genes associated with normal growth during development are abnormally reactivated by cancer cells. These genes regulate such diverse processes as cell proliferation, cell migration and blood vessel formation. Many of these genes have not been previously associated with cancer. Moreover, expression of a large subset of these genes is conserved across numerous cancer types (e.g. cancers of the breast, colon, ovaries, etc.), suggesting these genes may control fundamental processes during cancer growth and progression. In addition to their potential value in developing diagnostic biomarkers, an understanding of the pattern of expression of these genes may also enable the development of powerful new cancer therapeutics that target rapidly proliferating cancer cells.

About BioTime

BioTime is a biotechnology company engaged in research and product development in the field of regenerative medicine. Regenerative medicine refers to therapies based on stem cell technology that are designed to rebuild cell and tissue function lost due to degenerative disease or injury. BioTime’s focus is on pluripotent stem cell technology based on human embryonic stem (“hES”) cells and induced pluripotent stem (“iPS”) cells. hES and iPS cells provide a means of manufacturing every cell type in the human body and therefore show considerable promise for the development of a number of new therapeutic products. BioTime’s therapeutic and research products include a wide array of proprietary PureStem® progenitors, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (a HyStem® product) as a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications, and is planning to initiate a pivotal clinical trial around Renevia™, in 2014. In addition, BioTime has developed Hextend®, a blood plasma volume expander for use in surgery, emergency trauma treatment and other applications. Hextend® is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ HealthCare Corporation, under exclusive licensing agreements.

BioTime is also developing stem cell and other products for research, therapeutic, and diagnostic use through its subsidiaries:

  Asterias Biotherapeutics, Inc. is developing pluripotent stem-cell based therapies in neurology and oncology, including AST-OPC1 oligodendrocyte progenitor cells in spinal cord injury, multiple sclerosis and stroke, and AST-VAC2, an allogeneic dendritic cell-based cancer vaccine.
  BioTime Asia, Ltd., a Hong Kong company, may offer and sell products for research use for BioTime’s ESI BIO Division.
  Cell Cure Neurosciences Ltd. is an Israel-based biotechnology company focused on developing stem cell-based therapies for retinal and neurological disorders, including the development of retinal pigment epithelial cells for the treatment of macular degeneration, and treatments for multiple sclerosis.
  ESI BIO is the research and product marketing division of BioTime, providing stem cell researchers with products and technologies to enable them to translate their work into the clinic, including PureStem® progenitors and HyStem® hydrogels.
  LifeMap Sciences, Inc. markets, sells, and distributes GeneCards®, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery® database of embryonic development, stem cell research, and regenerative medicine, and MalaCards, the human disease database.
  LifeMap Solutions, Inc. is a subsidiary of LifeMap Sciences focused on developing mobile health (mHealth) products.
  OncoCyte Corporation is developing products and technologies to diagnose and treat cancer, including PanC-Dx™, with three clinical trials currently underway.
  OrthoCyte Corporation is developing therapies to treat orthopedic disorders, diseases and injuries.
  ReCyte Therapeutics, Inc. is developing therapies to treat a variety of cardiovascular and related ischemic disorders, as well as products for research using cell reprogramming technology.

BioTime stock is traded on the NYSE Market exchange, ticker BTX. For more information, please visit www.biotimeinc.com or connect with the company on Twitter, LinkedIn, Facebook, YouTube, and Google+.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
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